Exhibit 4.2

OFFICER’S CERTIFICATE

The undersigned, David Lambert, Senior Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc. (the “Company”), a Delaware corporation, hereby certifies, on behalf of the Company in its capacity as sole member of Plum Creek Timber I, L.L.C., a Delaware limited liability company, in its capacity as general partner of Plum Creek Timberlands, L.P. (the “Partnership”), a Delaware limited partnership, pursuant to Sections 2.1, 2.3 and 11.5 of the Indenture, dated as of November 14, 2005 (the “Indenture”), by and among the Partnership, as issuer, the Company, as guarantor, and U.S. Bank National Association, a national banking association, as trustee, as follows:

1.	The undersigned has read Sections 2.1 and 2.3 of the Indenture and such other sections of the Indenture and other documents and has made such other inquiries as he has deemed necessary to make the certifications set forth herein.

2.	In the opinion of the undersigned, the covenants and conditions precedent provided for in the Indenture and as set forth in Annex A attached hereto relating to the issuance of the Partnership’s 4.70% Notes due 2021 (the “Notes”) have been complied with.

3.	The forms of the Notes and the guarantees of the Notes by the Company, and the terms of the Notes, as set forth on Annex A attached hereto, have been duly established pursuant to Sections 2.1 and 2.3 of the Indenture and comply with the Indenture.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of this 15th day of November, 2010.

PLUM CREEK TIMBERLANDS, L.P.

By:	PLUM CREEK TIMBER I, L.L.C.
its General Partner

	By:	PLUM CREEK TIMBER COMPANY, INC.
its Sole Member

		By:	/s/ David Lambert
			Name:	David Lambert
			Title:	Senior Vice President and
Chief Financial Officer

ANNEX A

Pursuant to Sections 2.1 and 2.3 of the Indenture, dated as of November 14, 2005 (the “Indenture”), among Plum Creek Timberlands, L.P. (the “Issuer”), Plum Creek Timber Company, Inc. (the “Guarantor”) and U.S. Bank National Association, as trustee (the “Trustee”), the terms of a series of Securities to be issued pursuant to the Indenture are as follows:

1.	Designation. The designation of the Securities is the “4.70% Notes due 2021” (herein referred to as the “Notes”).

2.	Initial Aggregate Principal Amount. The Notes shall be limited in initial aggregate principal amount to $575,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.8, 2.9, 2.11, 8.5 or 12.3 of the Indenture and Section 7(f) hereof).

3.	Maturity. The date on which the principal of the Notes is payable is March 15, 2021 (the “Stated Maturity Date”).

4.	Rate of Interest; Interest Payment Date; Regular Record Dates. Each Note shall bear interest at the rate of 4.70% per year, until the principal thereof is paid. Such interest shall be payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing on March 15, 2011, to the Persons in whose names the Notes are registered at the close of business on the immediately preceding March 1 or September 1 (each, a “record date”), as the case may be. Interest on the Notes shall accrue from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the Notes) to, but excluding the applicable Interest Payment Date, the Stated Maturity Date or date of earlier redemption or repurchase (the Stated Maturity Date or date of earlier redemption or repurchase referred to collectively herein as the “Maturity Date”), as the case may be. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest payable on such date will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

5.

Place of Payment. Payments of principal, premium, if any, and interest on the Notes shall be payable, at the office of the Issuer’s paying agent maintained in the Borough of Manhattan, The City of New York. Payment of principal of, or premium, if any, on a definitive Note may be made only against surrender of the Note to the Issuer’s paying agent. The Issuer may, however, make payments of interest by mailing checks to the address of the holder of the Notes appearing in the security register maintained by the registrar. However, while any Notes are represented by a Registered Global Security, payment of principal of, premium, if any, or interest on the Notes may be made by wire transfer to the account of the Depositary or its nominee.

6.	Optional Redemption.

(a)	The Issuer may redeem the Notes at any time in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to, but not including, the redemption date, and, unless the Notes are redeemed on or after December 15, 2020, the Make-Whole Amount (as defined below), if any. The Issuer will, however, pay the interest installment due on any Interest Payment Date that occurs on or before a redemption date to the registered holders of the Notes as of the close of business on the record date immediately preceding that Interest Payment Date. If the Issuer has given notice as provided in the Indenture and made funds available for the redemption of any Notes called for redemption on the redemption date referred to in that notice, those Notes will cease to bear interest on that redemption date and the only right of the holders of those Notes will be to receive payment of the redemption price. Notice of redemption and partial redemption shall be as provided in the Indenture; provided, however, that if the Issuer chooses to redeem less than all of the Notes, the Issuer will notify the Trustee at least ten (10) days before giving notice of redemption, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of Notes to be redeemed and the applicable Redemption Date.

(b)	As used herein, the following terms shall have the respective meanings specified:

(i)	“Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Notes being redeemed.

(ii)

“Reinvestment Rate” means 0.35% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the redemption date of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.

(iii)	“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by the Issuer.

7.	Change of Control.

(a)	Upon the occurrence of a Change of Control Repurchase Event (as defined below) unless the Issuer has exercised its right to redeem all the Notes in accordance with the redemption terms set forth herein, the Issuer shall be required to make an irrevocable offer to each holder of Notes to repurchase all or any part (in integral multiples of $1,000, provided any remaining principal amount resulting from a partial redemption is at least $2,000) of such holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase, subject to the rights of holders of notes on a record date to receive interest due on the related Interest Payment Date.

(b)	Within 30 days following any Change of Control Repurchase Event or, at the Issuer’s option, prior to any Change of Control (as defined below), but after the public announcement of such Change of Control, the Issuer shall mail to each holder of Notes, with a copy to the Trustee, a notice:

(i)	describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(ii)	offering to repurchase all Notes tendered;

(iii)	setting forth the payment date for the repurchase of the Notes, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(iv)	if mailed prior to the date of consummation of the Change of Control, stating that the offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in such notice;

(v)	disclosing that any Note not tendered for repurchase will continue to accrue interest; and

(vi)	specifying the procedures for tendering Notes.

(c)	The Issuer shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(d)	On the repurchase date in respect of a Change of Control Repurchase Event, the Issuer shall, to the extent lawful:

(i)	accept for payment all Notes or portions thereof properly tendered pursuant to such offer;

(ii)	deposit with the Issuer’s paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions thereof properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Issuer and that all conditions precedent to the repurchase offer and repurchase by the Issuer of the notes have been complied with.

(e)	The Issuer shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(f)	The Issuer’s paying agent will promptly mail to each holder of Notes properly tendered the purchase price for such Notes, and the Trustee, upon the execution and delivery by the Issuer of such Notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder of a Note tendered in part for repurchase a new Note equal in principal amount to any unpurchased portion of such tendered Notes; provided that each new Note will be in a denomination of $2,000 and whole multiples of $1,000 in excess thereof.

(g)	Solely for purposes of this Section 7, the following terms shall have the following meanings:

“Below Investment Grade Ratings Event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by each of the Rating Agencies) after the earlier of (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the intention by the Issuer or the Guarantor to effect a Change of Control, the Notes are rated below Investment Grade by each of the Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of such ratings event).

“Capital Stock” means, with respect to any specified Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the date hereof or issued hereafter, including, without limitation, all common stock, preferred stock and units.

“Change of Control” means:

(i) any sale, lease, transfer or other conveyance (other than by way of merger or consolidation), whether direct or indirect, of all or substantially all of the assets of the Guarantor or the Issuer, on a consolidated basis, in one transaction or a series of related transactions, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Guarantor or one of its Subsidiaries;

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Guarantor or one of its Subsidiaries becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor or the Issuer measured by voting power rather than number of shares or units; provided, however, that a transaction will not be deemed to involve a Change of Control if the Guarantor or the Issuer becomes a wholly owned Subsidiary of a holding company and the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Guarantor or the Issuer, as applicable, immediately prior to the transaction;

(iii) the Issuer or the Guarantor consolidates with, or merges with or into, any “person” (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), or any “person” consolidates with, or merges with or into, the Issuer or the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or the Guarantor, as the case may be, or such other “person” is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares or units of the Voting Stock of the Issuer or the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving “person” immediately after giving effect to such transaction;

(iv) the first day on which a majority of the members of the Board of Directors of the Guarantor are not Continuing Directors; or

(v) Plum Creek Timber I, L.L.C. (or a successor general partner that is a Subsidiary of the Guarantor) ceases to be a general partner of the Issuer or ceases to control the Issuer.

provided, however, that neither:

(x) the pro rata distribution by the Guarantor to its shareholders of Capital Stock of the Issuer or of any of the Guarantor’s other Subsidiaries; nor

(y) the replacement of Plum Creek Timber I, L.L.C. (or of a successor general partner) with a Subsidiary of the Guarantor as the general partner of the Issuer;

shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of the Guarantor’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were initially issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Guarantor in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade rating from any replacement rating agency or rating agencies selected by the Issuer under the circumstances permitting the Issuer to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Rating Agencies” means each of Moody’s and S&P; provided, if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s or the Guarantor’s control, the Issuer may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement agency for Moody’s or S&P, or both of them, as the case may be, provided that the Issuer delivers written notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor).

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such “person” that is at the time entitled to vote generally in the election of the board of directors, managers or trustees of such “person,” as applicable.

8.	Mandatory Redemption. The Notes are not mandatorily redeemable and are not entitled to the benefit of a sinking fund or any analogous provisions.

9.	Ranking Security. The Notes are unsecured obligations of the Issuer and rank equally with other unsecured indebtedness of the Issuer that is not subordinated to the Notes.

10.	Amount Payable Upon Acceleration. 100% of the principal of and accrued interest, if any, on the Notes shall be payable upon declaration of acceleration pursuant to Section 5.1 of the Indenture.

11.	Payment Currency—Election. The principal of, premium, if any, and interest on the Notes shall not be payable in a currency other than Dollars.

12.	Payment Currency—Index. The principal of, premium, if any, and interest on the Notes shall not be determined with reference to an index based on a coin or currency.

13.	Registered Securities. The Notes shall be issued only as Registered Securities. The Notes shall be issuable as Registered Global Securities.

14.	Additional Amounts. The Issuer shall not pay additional amounts on the Notes held by a Person that is not a U.S. Person in respect of taxes or similar charges withheld or deducted.

15.	Notes in Definitive Form. Section 2.8 of the Indenture will govern the transferability of the Notes in definitive form.

16.	Registrar; Paying Agent; Depositary. The Trustee shall initially serve as the registrar and the paying agent for the Notes. The Depository Trust Company shall initially serve as the Depositary for the Registered Global Security representing the Notes.

17.	Events of Default. There shall be no deletions from, modifications or additions to the Events of Default set forth in Section 5.1 of the Indenture with respect to the Notes.

18.	Covenants. There shall be the following additions to the covenants of the Issuer set forth in Article III of the Indenture with respect to the Notes:

(a)	Limitations On Creation of Secured Debt. Neither the Issuer nor any Restricted Subsidiary of the Issuer will issue, incur, create, assume or guarantee any Secured Debt without securing the Notes equally and ratably with or prior to that Secured Debt unless after giving effect to such transaction, including any concurrent repayment of any Secured Debt, the sum of (A) the total amount of all Secured Debt with which the Notes are not at least equally and ratably secured and (B) the greater of the total net proceeds and all Attributable Debt with respect to all sale and lease-back transactions involving Principal Properties entered into after the date of the Indenture, other than those permitted under the “Limitations On Sale and Lease-Back Transactions” covenant below, would not exceed 10% of Consolidated Net Tangible Assets at the end of the Issuer’s most recent fiscal quarter.

(b)

Limitations On Sale and Lease-Back Transactions. Subject to the immediately succeeding paragraph, neither the Issuer nor any Restricted Subsidiary of the Issuer will enter into any lease with a term longer than three years covering any Principal Property of the Issuer or its Restricted Subsidiaries that is sold to any other Person (other than the Guarantor, the Issuer or any Restricted Subsidiary) in connection with that lease unless: (i) the Issuer or any of its Restricted Subsidiaries would be entitled to incur Secured Debt on the Principal Property without equally and ratably securing the Notes pursuant to the covenant described in clause (a) above; or (ii) an amount equal to the greater of (x) the net proceeds from the sale of such Principal Property or (y) the Attributable Debt with respect to the sale and lease-back transaction is applied within 180 days of such sale to the voluntary retirement or prepayment of the Issuer’s or any Restricted Subsidiary’s long-term Debt which is senior to or equal with the Notes in right of payment or to the purchase or development of other property that will constitute Principal Property; or (iii) such sale and lease-back transaction is financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Issuer or a Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency.

However, the Issuer and any of its Restricted Subsidiaries shall be able to enter into a sale and lease-back transaction without being required to apply the net proceeds or Attributable Debt as required above if, after giving effect to such transaction, including any concurrent repayment of Secured Debt, the sum of (A) the total amount of all Secured Debt with which the Notes are not at least equally and ratably secured and (B) the greater of the total net proceeds or Attributable Debt of all sale and lease-back transactions entered into after the date of the Indenture (other than as permitted by clause (b) of this Section 18), would not exceed 10% of Consolidated Net Tangible Assets at the end of the Issuer’s most recent fiscal quarter.

(c)	Definitions. As used herein, the following terms shall have the respective meanings specified:

(i)	“Attributable Debt” means, with regard to a sale and lease-back transaction, the lesser of (A) the fair market value of the property subject thereto as determined in good faith by the Board of Directors or (B) the discounted present value of all net rentals under the lease. The discount rate used to determine the discounted present value will equal the weighted average rates of all securities then issued and outstanding under the Indenture.

(ii)	“Consolidated Net Tangible Assets” means total assets less the sum of total current liabilities and intangible assets, in each case as set forth on the most recent consolidated balance sheet of the Issuer and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles (“GAAP”) in the United States.

(iii)	“Debt” means, at any time, all obligations of the Issuer and each Restricted Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of the Issuer, in accordance with generally accepted accounting principles, (1) for borrowed money, (2) evidenced by bonds, debentures, notes or other similar instruments, and (3) in respect of any letters of credit supporting any Debt of others, and all guarantees by the Issuer or any Restricted Subsidiary of Debt of others.

(iv)	“Lien” means a mortgage, security interest, security agreement, pledge, lien, charge or any other encumbrance of any kind.

(v)	“Principal Property” means (1) Timberlands, and (2) any mill, converting plant, manufacturing plant or other facility owned on the date of the indenture or thereafter acquired by the Issuer or any Restricted Subsidiary that is located within the continental United States.

(vi)	“Restricted Subsidiary” means any direct or indirect domestic Subsidiary of the Issuer that owns any Principal Property.

(vii)

“Secured Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries that is secured by a Lien on any Principal Property or on any stock of, or on any Debt of, a Restricted Subsidiary. Secured Debt does not include Debt secured by: (a) Liens existing at the time of acquisition by the Issuer or any of its Restricted Subsidiaries on Principal Property or any stock of, or on any Debt of, a Restricted Subsidiary, whether or not assumed; (b) Liens to secure Debt among the Issuer and/or one of its Restricted Subsidiaries or among Restricted Subsidiaries; (c) Liens of an entity existing at the time such entity is merged or consolidated with the Issuer or a Restricted Subsidiary; (d) Liens on shares of stock or on Debt or other assets of an entity existing at the time such entity becomes a Restricted Subsidiary; (e) Liens of an entity at the time of a sale or lease of the properties of such entity as an entirety or substantially as an entirety to the Issuer or a Restricted Subsidiary; (f) Liens on timberlands in connection with an arrangement under which the Issuer and/or one or more of its Restricted Subsidiaries are obligated to cut and pay for timber in order to provide the Lien holder with a specified amount of money, however determined; (g) Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure all or part of such property; provided that the principal amount of Debt secured by each such Lien (i) was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and (ii) does not exceed the cost to the Issuer or such Restricted Subsidiary of the property subject to the Lien, as determined in accordance with GAAP; and (h) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Issuer or a Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; (i) Liens for taxes, assessments or other governmental charges which are not yet due or payable without penalty that are being contested by the Issuer or a Restricted Subsidiary, and for which adequate reserves have been created; (j) Liens arising out of litigation or judgments being contested in good faith and by appropriate proceedings; (k) materialmen’s, mechanics’, workmen’s, repairmen’s, landlord’s Liens for rent or other similar Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Issuer or any of its Restricted Subsidiaries in good faith and by appropriate proceedings; (l) Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property; (m) Liens existing at the date of the Indenture; or (n) Liens constituting any extension, renewal or replacement of any Lien listed above to the extent the amount of the Lien is not increased.

(viii)	“Timberlands” means any real property of the Issuer or any Restricted Subsidiary located within the continental United States which contains (or upon completion of a growth cycle then in process is expected to contain) standing timber of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development and not primarily for the production of timber.

19.	Guarantee. The Notes are guaranteed by the Guarantor as provided in Article XIII of the Indenture. The Guarantor’s guarantee of the Notes (the “Guarantee”) is an unsecured obligation of the Guarantor and ranks equally with other unsecured indebtedness of the Guarantor that is not subordinated to the Guarantee.

20.	Conversion and Exchange. The Notes shall not be convertible into or exchangeable into any other security.

21.	Further Issues. The Issuer may, without notice to or the consent of the holders of the Notes, create and issue additional debt securities ranking equally and ratably with the Notes in all respects and having the same terms as the Notes (other than issue date, and to the extent applicable, issue price, first date of interest accrual and first interest payment date of such debt securities), so that such additional debt securities shall be consolidated and form a single series with the Notes for all purposes, including voting.

22.	Other Terms. The Notes shall have the other terms and the Notes and the Guarantee shall be substantially in the forms set forth in Exhibit A hereto. In case of any conflict between this Annex A and the Notes, the forms of the Notes shall control.

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture.

Exhibit A

[–Exclude from Notes in definitive form–]

[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO PLUM CREEK TIMBERLANDS, L.P. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.]

PLUM CREEK TIMBERLANDS, L.P.

4.70% Notes due 2021

CUSIP No. 72925PAC9

ISIN No. US72925PAC95

No. R-[__]	$[________]

PLUM CREEK TIMBERLANDS, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein referred to as the “Issuer,” which term includes any successor thereof under the Indenture hereinafter referred to) for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of [________] DOLLARS ($[____]) on March 15, 2021 (the “Stated Maturity Date” with respect to the principal of this Note), unless previously redeemed or repurchased on any Redemption Date (as defined below) or Repurchase Date (as defined below), as the case may be, in accordance with the provisions set forth on the reverse hereof (the Stated Maturity Date or any Redemption Date or Repurchase Date is referred herein as the “Maturity Date” with respect to principal repayable on such date) and to pay interest thereon semiannually in arrears on March 15 and September 15 of each year, commencing on March 15, 2011 (each, an “Interest Payment Date”), at the rate of 4.70% per annum, until payment of said principal has been made or duly provided for. Interest on this Note payable on an Interest Payment Date will accrue from and including the immediately preceding Interest Payment Date to which interest has been paid or duly made available for payment, or from and including November 15, 2010 if no interest has been paid or duly made available for payment, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Indenture (as defined on the reverse hereof).

The interest so payable and punctually paid or duly made available for payment on any Interest Payment Date will be paid to the Holder in which name this Note (or one or more predecessor Notes) is registered in the Security register at the close of business on the “Regular Record Date” for such payment, which shall be March 1 or September 1, as the case may be, immediately preceding such Interest Payment Date (regardless of whether such day is a Business Day (as defined below)). Any such interest not so punctually paid or duly made available for payment shall forthwith cease to be payable to the Holder on such Regular Record Date, and shall be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent “Special Record Date” for the payment of such defaulted interest (which shall be not more than 5 Business Days prior to the date of the payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of the Notes not less than 15 calendar days preceding such subsequent Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

The principal of, and premium, if any, with respect to, this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York. The Issuer hereby initially designates the Corporate Trust Office of the Trustee (as defined on the reverse hereof) at 100 Wall Street, 16th Floor, New York, New York 10004 as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of the Notes or the Indenture may be served.

If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the payment required to be made on such date will, instead, be made on the next Business Day with the same force and effect as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. “Business Day” means any day, other than a Saturday, a Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

Payments of principal, premium, if any, and interest in respect of this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts (i) in the case of payments on the Maturity Date, in immediately available funds and (ii) in the case of payments of interest on an Interest Payment Date other than the Maturity Date, at the option of the Issuer, by check mailed to the Holder entitled thereto at the applicable address appearing in the Security register or by transfer of immediately available funds to an account maintained by the payee with a bank located in the United States of America; provided, however, that so long as Cede & Co. is the Holder of this Note, payments of interest on an Interest Payment Date may be made in immediately available funds.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be entitled to the benefits of the Indenture or the Guarantee (as defined on the reverse of this Note) or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been executed by manual signature by the Trustee.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed, manually or by facsimile by an authorized signatory.

Date: November 15, 2010

PLUM CREEK TIMBERLANDS, L.P., as Issuer

By:	PLUM CREEK TIMBER I, L.L.C.
its General Partner

	By:	PLUM CREEK TIMBER COMPANY, INC.
its Sole Member

By:
Name:
Title:

ATTEST:

By:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein, referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

PLUM CREEK TIMBERLANDS, L.P.

4.70% Note due 2021

This Note is one of a duly authorized issue of senior debt securities of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of November 14, 2005 (the “Indenture”), duly executed and delivered by the Issuer and Plum Creek Timber Company, Inc., as guarantor (the “Guarantor”), to U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), and reference is hereby made to the Indenture, and all modifications and amendments and indentures supplemental thereto relating to the Notes, made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer, the Guarantor and the Holders of the Notes and the terms upon which the Notes are authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may accrue interest (if any) at different rates or formulas and may otherwise vary as provided in the Indenture. This Note is one of a series of Securities designated as the “4.70% Notes due 2021” (collectively, the “Notes”) of the Issuer, limited (except as permitted under the Indenture) in aggregate principal amount to $575,000,000.

Payments of principal, premium, if any, and interest in respect of the Notes will be fully and unconditionally guaranteed by the Guarantor.

The Issuer may redeem this Note, at any time in whole or from time to time in part, at the option of the Issuer, at a price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to but excluding the date fixed for redemption (the “Redemption Date”), and, unless the Notes are redeemed on or after December 15, 2020, the Make-Whole Amount, if any, as defined below (the “Redemption Price”); provided, however, that interest installments due on an Interest Payment Date which is on or prior to the Redemption Date will be payable to the Holder hereof (or one or more predecessor Notes) as of the close of business on the Regular Record Date preceding such Interest Payment Date.

If notice has been given as provided in the Indenture and funds for the redemption of this Note or any part thereof called for redemption shall have been made available on the Redemption Date, this Note or such part thereof will cease to bear interest on the Redemption Date referred to in such notice and the only right of the Holder will be to receive payment of the Redemption Price. Notice of any optional redemption of any Notes will be given to the Holder hereof (in accordance with the provisions of the Indenture), not more than 60 nor less than 30 days prior to the Redemption Date. The notice of redemption will specify, among other things, the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed. In the event of redemption of this Note in part only, a new Note of like tenor for the unredeemed portion hereof and otherwise having the same terms and provisions as this Note shall be issued by the Issuer in the name of the Holder hereof upon the presentation and surrender hereof.

“Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the Redemption Date, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Notes being redeemed.

“Reinvestment Rate” means 0.35% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the redemption date of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by the Issuer.

Upon the occurrence of a Change of Control Repurchase Event (as defined below), unless the Issuer has exercised its right to redeem all the Notes in accordance with the redemption terms as set forth herein, the Issuer shall be required to make an irrevocable offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000, provided any remaining principal amount resulting from a partial redemption is at least $2,000) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase, subject to the rights of Holders of Notes on a Regular Record Date or Special Record Date, as applicable to receive interest due on the related Interest Payment Date.

Within 30 days following any Change of Control Repurchase Event or, at the Issuer’s option, prior to any Change of Control (as defined below), but after the public announcement of such Change of Control, the Issuer shall mail to each Holder of Notes, with a copy to the Trustee, a notice:

(i)	describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(ii)	offering to repurchase all Notes tendered;

(iii)	setting forth the payment date for the repurchase of the Notes (the “Repurchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(iv)	if mailed prior to the date of consummation of the Change of Control, stating that the offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the Repurchase Date;

(v)	disclosing that any Note not tendered for repurchase will continue to accrue interest; and

(vi)	specifying the procedures for tendering Notes.

The Issuer shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Repurchase Date in respect of a Change of Control Repurchase Event, the Issuer shall, to the extent lawful:

(i)	accept for payment all Notes or portions thereof properly tendered pursuant to such offer;

(ii)	deposit with the paying agent for the Notes (the “Paying Agent”), which shall initially be the Trustee, an amount equal to the aggregate repurchase price in respect of all Notes or portions thereof properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Issuer and that all conditions precedent to the repurchase offer and repurchase by the Issuer have been complied with.

The Issuer shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for such Notes, and the Trustee, upon the execution and delivery by the Issuer of such Notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of a Note tendered in part for repurchase a new Note equal in principal amount to any unrepurchased portion of such tendered Notes; provided that each new Note will be in a denomination of $2,000 and whole multiples of $1,000 in excess thereof.

“Below Investment Grade Ratings Event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by each of the Rating Agencies) after the earlier of (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the intention by the Issuer or the Guarantor to effect a Change of Control, the Notes are rated below Investment Grade by each of the Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of such ratings event).

“Capital Stock” means ,with respect to any specified Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the date hereof or issued hereafter, including, without limitation, all common stock, preferred stock and units.

“Change of Control” means:

(i) any sale, lease, transfer or other conveyance (other than by way of merger or consolidation), whether direct or indirect, of all or substantially all of the assets of the Guarantor or the Issuer, on a consolidated basis, in one transaction or a series of related transactions, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Guarantor or one of its Subsidiaries;

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Guarantor or one of its Subsidiaries becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor or the Issuer measured by voting power rather than number of shares or units; provided, however, that a transaction will not be deemed to involve a Change of Control if the Guarantor or the the Issuer becomes a wholly owned Subsidiary of a holding company and the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Guarantor or the Issuer, as applicable, immediately prior to the transaction;

(iii) the Issuer or the Guarantor consolidates with, or merges with or into, any “person” (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), or any “person” consolidates with, or merges with or into, the Issuer or the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or the Guarantor, as the case may be, or such other “person” is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares or units of the Voting Stock of the Issuer or the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving “person” immediately after giving effect to such transaction;

(iv) the first day on which a majority of the members of the Board of Directors of the Guarantor are not Continuing Directors; or

(v) Plum Creek Timber I, L.L.C. (or a successor general partner that is a Subsidiary of the Guarantor) ceases to be a general partner of the Issuer or ceases to control the Issuer.

provided, however, that neither:

(x) the pro rata distribution by the Guarantor to its shareholders of Capital Stock of the Issuer or of any of the Guarantor’s other Subsidiaries; nor

(y) the replacement of Plum Creek Timber I, L.L.C. (or of a successor general partner) with a Subsidiary of the Guarantor as the general partner of the Issuer;

shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of the Guarantor’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were initially issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Guarantor in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade rating from any replacement rating agency or rating agencies selected by the Issuer under the circumstances permitting the Issuer to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agencies.”.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Rating Agencies” means each of Moody’s and S&P; provided, if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s or the Guarantor’s control, the Issuer may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement agency for Moody’s or S&P, or both of them, as the case may be, provided that the Issuer delivers written notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor).

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such “person” that is at the time entitled to vote generally in the election of the board of directors, managers or trustees of such “person,” as applicable.

This Note is not mandatorily redeemable and is not entitled to the benefit of a sinking fund or any analogous provisions.

In case an Event of Default with respect to this Note shall have occurred and be continuing, the principal hereof may be (and, in certain cases, shall be) declared, and upon such declaration shall become, due and payable, in the manner, with the effect, and subject to the conditions, provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and, if applicable, the Guarantor, and the rights of the Holders of the Securities under the Indenture at any time by the Issuer and, if applicable, the Guarantor, and the Trustee with the consent of the Holders of a majority in the aggregate principal amount of Securities of all series issued under the Indenture at the time Outstanding and affected thereby. Furthermore, provisions in the Indenture permit the Holders of a majority in the aggregate principal amount of the Outstanding Securities of any series, in certain instances, to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange hereof, or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and premium, if any, with respect to, and interest on, this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

This Note is issuable only in definitive registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This Note may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Issuer in The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer shall not pay additional amounts on this Note held by a Person that is not a U.S. Person in respect of taxes or similar charges withheld or deducted.

The Issuer, the Guarantor or the Trustee and any authorized agent of the Issuer, the Guarantor or the Trustee may deem and treat the Person in whose name this Note is registered as the Holder and absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal of, or premium, if any, with respect to, or subject to the provisions on the face hereof, interest on, this Note and for all other purposes, and none of the Issuer, the Guarantor or the Trustee or any authorized agent of the Issuer, the Guarantor or the Trustee shall be affected by any notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

GUARANTEE

OF

PLUM CREEK TIMBER COMPANY, INC.

For value received, Plum Creek Timber Company, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Guarantor”), hereby unconditionally guarantees to the Holder of the Note upon which this Guarantee is endorsed the due and punctual payment of the principal of, interest on, and premium, if any, required with respect to said Note, when and as the same shall become due and payable, whether on the Stated Maturity Date, by acceleration, redemption, repurchase or repayment or otherwise, according to the terms thereof and of the Indenture referred to therein. In case of the failure of Plum Creek Timberlands, L.P. (the “Issuer,” which term includes any successor thereof under the Indenture) punctually to pay any such principal, interest, or premium, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity Date, by acceleration, redemption, repurchase or repayment or otherwise, and as if such payment were made by the Issuer.

The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XIII of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of said Note or said Indenture, any failure to enforce the provisions of said Note or said Indenture, or any waiver, modification, consent or indulgence granted to the Issuer with respect thereto, by the Holder of said Note or the Trustee under said Indenture, the recovery of any judgment against the Issuer or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to said Note or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, and interest on, and premium, if any, required with respect to, said Note and the complete performance of all other obligations contained in said Note.

The Guarantor shall be subrogated to all rights of the Holder of said Note against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, interest on, and premium, if any, required with respect to, all Notes of this series issued under said Indenture shall have been paid in full and its other obligations under said Indenture completed.

The Guarantor hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Guarantee and to constitute the same the valid obligation of the Guarantor have been done and performed and have happened in due compliance with all applicable laws.

This Guarantee as endorsed on said Note shall not be entitled to any benefit under said Indenture or become valid or obligatory for any purpose until the certificate of authentication on said Note shall have been signed manually by or on behalf of the Trustee under said Indenture.

THE GUARANTEE AND THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed, manually or by facsimile by an authorized signatory.

Date: November 15, 2010

PLUM CREEK TIMBER COMPANY, INC., as Guarantor

By:
Name:
Title:

ATTEST:

By:
Assistant Secretary

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please insert social security number or other identifying number of assignee:

Please print or type name and address (including zip code) of assignee:

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ________________________________ attorney to transfer said Note of PLUM CREEK TIMBERLANDS, L.P. on the books of PLUM CREEK TIMBERLANDS, L.P., with full power of substitution in the premises.

Dated:

Signature Guaranteed

NOTICE: Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.